UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2016 (December 6, 2016)

TWINLAB CONSOLIDATED HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55181	46-3951742
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2255 Glades Road, Suite 342W, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (561) 443-5301

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2016, William E. Stevens, the Chief Financial Officer of Twinlab Consolidated Holdings, Inc. (the “Company”), informed the Company that he does not intend to renew the term of his employment agreement, which expires on December 31, 2016. The Company has engaged Korn Ferry to assist it in a search for a replacement for Mr. Stevens.

On December 6, 2016, the Company and Richard H. Neuwirth mutually agreed to terminate his employment as the Company’s Chief Legal Officer, effective as of December 9, 2016.

On December 9, 2016, the Company announced the appointment of Mary L. Marbach, age 50, as the Company’s Chief Legal Officer and Corporate Secretary, effective December 9, 2016. The Company and Ms. Marbach are currently negotiating the terms of her employment agreement.

Prior to joining the Company, Ms. Marbach was Vice President and General Counsel at Wetherill Associates, Inc, Chief Legal Officer and Corporate Secretary at Vitacost.com, Inc, and Senior Transactional Counsel at Imperial Finance and Trading, LLC in Boca Raton, Florida.  Ms. Marbach was an associate at Greenberg Traurig, LLP in its Corporate and Securities Group in Boca Raton, Florida.   Prior to that, she was an associate at Morrison & Foerster, LLP in its Corporate & Securities Group in Palo Alto, California.

Ms. Marbach has her B.S. from Syracuse University, her M.B.A. from University of Miami, and her J.D. from Boston University School of Law.  Ms. Marbach is a member of the State Bar of California and the State Bar of Florida.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of the Company, dated December 9, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2016	TWINLAB CONSOLIDATED HOLDINGS, INC.

By:	/s/ Naomi L. Whittel Naomi L. Whittel
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of the Company, dated December 9, 2016.